Exhibit 4.2
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.
Original Issue Date: November ___, 2008
$300,000
10% DEBENTURE
DUE MARCH 31, 2009
THIS DEBENTURE of Smart Move, Inc., a Delaware corporation, having a principal place of business at 5990 Greenwood Plaza Blvd, #2 Suite 390, Greenwood Village, Colorado 80111 (the “Company”), designated as its 10% Debenture, due March 31, 2009 (the “Debenture”).
FOR VALUE RECEIVED, the Company promises to pay to John Thomas Bridge & Opportunity Fund or its registered assigns (the “Holder”), the principal sum of $300,000 on the earlier of (i) March 31, 2009, unless such Maturity Date is extended by the Company pursuant to and compliant with Section 7 hereof, or (ii) upon the New Financing Date, as defined in Section 11 (the “Maturity Date”), and to pay accrued interest to the Holder at the Maturity Date on the then outstanding principal amount of this Debenture at the rate of 10% per annum, payable in cash. The Company may pre-pay this Debenture at any time without penalty.
This Debenture is subject to the terms and conditions set forth in the Bridge Loan Agreement, as well as to the following additional provisions:
Section 1. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.
Section 2. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Bridge Loan Agreement and may be transferred or exchanged only in compliance with the Bridge Loan Agreement and applicable federal and state securities laws and regulations. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 3. Events of Default.
(a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
(i) any default in the payment of the principal amount of, or interest on, the Debenture;
(ii) any representation or warranty made by the Company in the Bridge Loan Agreement or any other Transaction Documents was incorrect in any material respect on or as of the date made;
(iii) the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture or any of the other Transaction Documents which failure is not cured, if possible to cure, within 10 Trading Days after notice of such default is sent by the Holder or by any other holder to the Company; or
(iv) the Company shall commence, or there shall be commenced against the Company a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing;
(v) default shall occur with respect to any other indebtedness for borrowed money of the Company or under any agreement to which the Company is a party and such default shall exceed $100,000, excluding the defaults set forth in Schedule 1 hereto; and
(vi) final judgment for the payment of money in excess of $100,000 shall be rendered against the Company and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed;
(b) If any Event of Default occurs, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become immediately due and payable in cash; provided, however, that the Holder shall have the right to convert all or a portion of such principal of the Debenture into shares of Common Stock pursuant to the terms set forth in Section 4 below (and to receive cash on the (i) accrued interest and (ii) principal amount Holder elects not to convert). Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Debenture holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 4. Conversion Upon Event of Default.
(a) The Holder, if elected pursuant to Section 3(b) above, shall convert all or a portion of the principal of this Debenture into shares of Common Stock, the Holder shall effect such conversion by delivering to the Company a notice of conversion (a “Notice of Default Conversion”), specifying therein the principal amount of the Debenture to be converted and the date on which such conversion is to be effected (a “Default Conversion Date”). The number of shares of Common Stock issuable upon a conversion shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of, and accrued interest on, this Debenture to be converted by (y) the default conversion price per share as defined in subsection 4(b).
(b) The default conversion price per share in effect on the Default Conversion Date shall be equal to the greater of (i) $.10 and (ii) 75% of the last sale price of the Company common stock on the Default Conversion Date.
(c) The number of shares of common stock issuable upon a Default Conversion Date and the default conversion price per share shall be subject to adjustments as described in Section 7.1 of the Bridge Loan Agreement in the event of any reverse split or other reclassification of the shares of the Company which uniformly affects all stockholders of the Company.
Section 5. This Debenture is a direct obligation of the Company, and the obligation of the Company to repay this Debenture is absolute and unconditional, but is expressly subordinated to all currently outstanding secured and unsecured indebtedness of the Company outstanding on the date hereof. The repayment terms hereof and the separate consideration described in the Bridge Funding Agreement agreed to be paid to Holder for making the Loan evidenced by this Debenture reflect the substantial risks Holder is assuming by virtue of such subordination and Holder’s further agreement evidenced hereby that no recourse shall be had for the payment of the principal of, or interest on the Debenture, or for any claim based hereon, or otherwise in respect hereof, against any shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the express terms hereof and as part of the consideration for the repayment terms here or hereof, expressly waived and released.
Section 6. Interest on the amount advanced will accrue on this Debenture until the Maturity Date. at the rate of ten percent (10% per annum), and be payable at the Maturity Date except as provided below in the case of an Extended Maturity Date. If any portion of this Debenture is outstanding on the Maturity Date, interest at the rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is lower, shall accrue on the outstanding principal of this Debenture from the Maturity Date to and including the date of payment by the Company. All past due interest shall accrue on a daily basis and shall be payable in cash. The Holder may demand payment of all or any part of this Debenture, together with accrued interest, if any, and any other amounts due hereunder, as of the Maturity Date or any date thereafter.
Section 7. The Maturity Date may be extended by the Company in its discretion for up to two (2) additional months, if no New Financing transaction(s) generating in the aggregate gross proceeds of at least $5,000,000 has/have occurred as of the stated Maturity Date, and provided the Company pays all interest accrued through the effective date of the extension election (being March 31, 2009, in the case of an initial one month extension and April 30, 2009 in the case of a second election being made by the Company to extend the Maturity Date until May 31, 2009), and further provided that an extension fee is paid concurrently with each extension election in an amount equal to 200,000 shares of the Company’s restricted common stock per extension(“Extension Fee”).
Section 8. Any payment made by the Company to the Investor, on account of this Debenture shall be applied in the following order of priority: (i) first, to any amounts other than principal and accrued interest, if any, hereunder, (ii) second, to accrued interest, if any, through and including the date of payment, and (iv) then, to principal of the Debenture.
Section 9. The outstanding principal of the Bridge Loan evidenced by this Debenture may be prepaid in cash in whole or in part at the option of the Company without penalty. All payments contemplated to be made “in cash” and shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Investor to the Company (which account may be changed by notice similarly given). For purposes of the Debenture, the phrase “date of payment” means the date good funds are received in the account designated by the notice which is then currently effective.

Section 10. The term “Maturity Date” means the earliest of (i) March 31, 2009, (the “Stated Maturity Date”), (ii) the New Financing Date (as defined below), (iii) the Extended Maturity Date (as defined in 5(c) below), if applicable; or (iv) the accelerated Maturity Date applicable in the case of any uncured Event of Default prior to Maturity.
Section 11. The term “New Financing Date” means the third business day after the date on which the Company consummates public or private offering of securities or a sale-leaseback, commercial loan or other transaction (“New Financing”) in which the Company receives, gross proceeds of at least Five Million Dollars ($5,000,000). All such gross proceeds are determined before deduction of any fees or other expenses or disbursements of any kind in connection with the relevant transaction, offering or placement of securities.
Section 12. The Maturity Date shall automatically be extended until May 15, 2009, if no New Financing generating gross proceeds of at least $5,000,000 has occurred, and provided the Company pays all interest accrued through March 31, 2009, together with an extension fee.
Section 13. This Debenture shall be governed by and interpreted in accordance with the laws of the State of Colorado for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the state courts of the State of Texas located in Harris County and and the United States District Court for the Southern District of Texas in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non convenes, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement or the Debenture
Section 14. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon Default Conversion of the Debenture, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of the Debenture. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.
Section 15. Upon a Default Conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.
Section 16. Issuance of certificates for shares of the Common Stock on Default Conversion of the Debentures shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

Section 17. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any notice of conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number                     , Attn:                      or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. Denver, Colorado time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Denver, Colorado time) on any date and earlier than 11:59 p.m. (Colorado time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
Section 18. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.
Section 19. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.
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IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

SMART MOVE, INC.
By:
Name:
Title: